Exhibit 99.1

Blucora to Acquire Monoprice

Transaction Adds Rapidly Growing Differentiated e-Commerce Provider to Blucora Portfolio

BELLEVUE, Wash. – August 1, 2013 – Blucora, Inc. (NASDAQ:BCOR) today announced that it has entered into a definitive agreement to acquire Monoprice, a rapidly growing online provider of self-branded consumer electronics and accessories. The all-cash transaction, valued at $180 million, is subject to satisfaction of customary closing conditions and is expected to close in the third quarter of 2013.

Founded in 2002, Monoprice delivers premium quality products at prices substantially below the famous brands by leveraging direct sourcing relationships and selling directly at monoprice.com. The Company offers thousands of Monoprice-branded items on its website, with top-tier service, and rapid product delivery.

“We are pleased to welcome Monoprice to the Blucora portfolio” said William J. Ruckelshaus, President and Chief Executive Officer of Blucora. “Monoprice is a disruptive participant in large markets for electronics and tech accessories where purchasing is rapidly moving online. The Company has deeply loyal customers and significant runway ahead. We are tremendously impressed with the Monoprice team and excited about our future together.”

The acquisition is expected to be immediately accretive to Blucora earnings per share and represents an attractive return on shareholder capital. For the twelve months ending June 30, 2013, Monoprice generated revenues of $131.1 million, and adjusted EBITDA of $16.0 million. Blucora expects to fund the transaction with cash on hand. Upon completion of the acquisition, Monoprice will become a wholly-owned subsidiary of Blucora, and will continue operations in Rancho Cucamonga, California, as a standalone business unit led by the Monoprice management team.

“Since Monoprice’s founding, we have strategically expanded into higher growth and higher margin product categories without losing focus on our mission to deliver the best quality products at the lowest price,” said Monoprice CEO Ajay Kumar. “Blucora brings decades of experience managing and investing in digitally-enabled businesses. We believe this combination will help elevate the Monoprice business into a mainstream consumer brand. This opportunity secures a bright future for Monoprice and I look forward to being a part of it as we work towards a quick and seamless transition.”

Conference Call

As previously announced, Blucora will discuss the acquisition with members of the investment community during the company’s second quarter 2013 earnings conference call today, Thursday, August 1 at 5:30 a.m. Pacific time (8:30 a.m. Eastern time). This call will be webcast and can be accessed within the Investor Relations section of the Blucora corporate website at http://www.blucora.com.

About Blucora™

Blucora operates two leading Internet businesses. Our InfoSpace business provides online search and monetization solutions to a network of more than 100 partners globally. Through TaxACT, we provide online tax preparation solutions to consumers and professional preparers. The Blucora team brings decades of experience operating and investing in digitally-enabled businesses. More information about Blucora may be found at www.blucora.com. Follow and subscribe to us on Twitter, LinkedIn and YouTube.

About Monoprice, Inc. (DBA Monoprice.com)

Based in Rancho Cucamonga, CA, Monoprice, Inc. is an e-commerce leader specializing in high-quality yet affordable consumer electronics and tech products, including a wide variety of cables, home theater equipment, networking and IT gear, mobile accessories, PC and gaming accessories, and pro audio equipment. Established in 2002, Monoprice offers over 5,000 of its own branded products via its website www.Monoprice.com. The company has built its stellar brand reputation upon customer word of mouth, the consistent ability to deliver premium quality products at prices far below other national brands, and unmatched customer service. Monoprice was named an Inc. 500 company in 2008, 2009 & 2010, and an Inc. 5000 company in 2011. More information about Monoprice may be found at www.Monoprice.com. Follow us on Facebook, Twitter, LinkedIn, Google+, Spiceworks, and YouTube.

Forward Looking Language

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations due to various risks and uncertainties, including, but not limited to: the ability to successfully complete acquisitions and integrate acquired businesses; the success of future acquisitions; the successful execution of the Company’s strategic initiatives, operating plans, and marketing strategies; general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services; and the condition of our cash investments. A more detailed description of these and certain other factors that could affect actual results is included in Blucora, Inc.’s most recent Annual Report on Form 10-Q and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com